Utz Brands Reports Strong Third Quarter 2020 Financial Results

Company Raises Full Year 2020 Outlook

Hanover, PA – November 5, 2020 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks, today reported financial results for its third quarter ended September 27, 2020.

“We are pleased to report strong financial results for our first quarter as a public company,” said Dylan Lissette, Chief Executive Officer of Utz. “Our strong portfolio of brands, competitively-advantaged manufacturing and distribution network, and strong execution helped us improve our market positions in key channels, geographies, product sub-categories, and in total. A special thank you to our dedicated associates, all of whom have helped the Company perform so well during this difficult time with COVID-19. Our growth opportunities are multi-faceted, and our results for our third quarter demonstrate our commitment to be the fastest-growing, pure-play branded salty snack company of scale in the U.S.”

Third Quarter 2020 Financial Highlights Compared to Prior Year Period

•Net sales of $248.0 million, an increase of 24.2% over the prior year period

•Gross Profit of $86.2 million, an increase of $16.4 million or 23.5% over the prior year period. Adjusted Gross Profit of $99.2 million, an increase of $25.6 million or 34.8% over the prior year period. Adjusted Gross Profit Margin improved to 40.0% from 36.9% in the prior year

•Net loss of $7.3 million, compared to Net income of $10.3 million in prior year; the net loss was driven by transaction-related expenses from the successful combination of Collier Creek Holdings with Utz Brands Holdings, LLC, which closed August 28, 2020 (the “Business Combination”). Adjusted Net Income of $17.9 million, compared to $8.5 million in the prior year

•Adjusted EBITDA of $38.2 million, an increase of $10.9 million or 39.8% over the prior year period

•Cash and cash equivalents of $32.0 million, total debt of $420.0 million, and net debt of $388.0 million, all as of the end of the third quarter 2020

Growth Highlights for the Third Quarter 2020 Compared to the Prior Year Period

•Retail sales growth of 12.9%, in excess of market growth of 8.7% for the thirteen weeks ending September 27, 2020, as measured by IRI MULO-C

•Power Brand retail sales growth of 15.1% for the thirteen weeks ending September 27, 2020, as measured by IRI MULO-C

•Strong double-digit retail sales growth across our Core, Expansion and Emerging geographies for the thirteen weeks ending September 27, 2020, as measured by IRI MULO-C

•Increase of 1.7 million households purchasing Utz products to 49.1 million for the last 52 weeks ended September 27, 2020, versus the last 52 weeks ended September 29, 2019, as measured by IRI

Third Quarter 2020 Financial Highlights

Third quarter of 2020 net sales increased 24.2% to $248.0 million compared to $199.6 million for the third quarter of 2019. The 24.2% increase in net sales for the third quarter of 2020 was driven by acquisitions of 15.9%, volume +9.7% and price/mix +1.2%, which were partially offset by our continued shift to independent operators (IO) and the resulting increase in sales discounts of (2.5%). Pro Forma net sales increased 7.2% to $248.0 million compared to $231.3 million for the third quarter of 2019. Pro Forma Net Sales is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to Net Sales in the financial tables that accompany this release.

Excluding the impact of higher IO discounts and brands acquired through our Kennedy Endeavors (Conagra DSD Snacks), and Kitchen Cooked acquisitions, Power Brand sales increased by approximately 10%, while Foundation Brand sales were down approximately 2% against the prior year period. Growth in Power Brands was led by Utz®, Zapp’s®, Tortiyahs!® and Golden Flake® Pork Skins brands, with strong increases across Core, Expansion and Emerging geographies. The decline in Foundation Brands reflects our strategy to focus on our Power Brands and continued softness in foodservice, up-and-down-the-street customers, and the convenience channel due to COVID-19. Conversely, our Power Brands have a stronger presence in the large format channels which have performed very well during this time period.

For the 13-week period ended September 27, 2020, our retail sales as measured by IRI MULO-C grew 12.9%, significantly above the Total Salty Snack category growth of 8.7%, as we continued to gain share across most product sub-categories, channels and geographies. Our IRI retail sales growth exceeded our Pro Forma Net Sales growth due primarily to the impact of unmeasured channels and the increase in IO discounts.

Gross profit grew 23.5% to $86.2 million, or 34.8% as a percentage of net sales, for the third quarter of 2020, compared to $69.8 million, or 35.0% as a percentage of net sales, in the same period last year. Adjusted Gross Profit for the third quarter of 2020 grew 34.8% to $99.2 million, or 40.0% as a percentage of net sales, compared to $73.6 million, or 36.9% as a percentage of net sales, in the prior year period. The increase in Adjusted Gross Profit as a percentage of net sales was primarily due to contribution from higher net sales, scale benefits in our manufacturing network from higher volume, and lower commodity costs. Adjusted Gross Profit is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to Gross Profit in the financial tables that accompany this release.

Selling and Administrative expenses were $84.6 million for the third quarter of 2020 compared to $50.9 million in the prior year period. Adjusted Selling and Administrative expenses for the third quarter of 2020 was $60.7 million, or 24.5% as a percentage of net sales, compared to $43.9 million, or 22.0% as a percentage of net sales, in the prior year period. The increase in Adjusted Selling and Administrative expense as a percentage of net sales was driven by higher incentive compensation related to performance and the timing of certain selling expenses. Adjusted Selling and Administrative expense is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to Selling and Administrative expense in the financial tables that accompany this release.

Net loss was $7.3 million for the third quarter of 2020, compared to net income of $10.3 million for the prior year period; the net loss was driven by transaction expenses related to our Business Combination with Collier Creek Holdings. Adjusted Net Income was $17.9 million for the third quarter of 2020 compared to $8.5 million for the prior year period. The increase in Adjusted Net Income was due primarily to higher net sales and higher margins. Adjusted Net Income is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to Net Income in the financial tables that accompany this release.

Adjusted EBITDA grew 39.8% to $38.2 million, or 15.4% as a percentage of net sales, for the third quarter of 2020, compared to $27.3 million, or 13.7% as a percentage of net sales, in the third quarter of 2019. The increase in Adjusted EBITDA was due to higher net sales and higher adjusted gross profit margins, partially offset by higher Adjusted Selling and Administrative expense. Adjusted EBITDA is a Non-GAAP financial measure defined under “Non-GAAP Measures,” and is reconciled to EBITDA in the financial tables that accompany this release.

Balance Sheet and Cash Flow Highlights

As of September 27, 2020, the Company’s cash and cash equivalents balance was $32.0 million, total debt was $420.0 million, and net debt was $388.0 million. Capital expenditures totaled $14.8 million for the nine months ended September 27, 2020 compared to $13.2 million for the prior year period.

Successful Business Combination

On August 28, 2020, Utz Brands Holdings, LLC and Collier Creek Holdings, a special purpose acquisition company, completed their Business Combination to form Utz Brands, Inc. The Class A Common Stock of Utz Brands began trading under the ticker symbol “UTZ” on the New York Stock Exchange beginning August 31, 2020. Proceeds from the transaction were used primarily to repay existing borrowings at Utz. The Rice and Lissette family, the founding family and owners of the Utz businesses, retained more than 90% of their existing equity stake, which represents more than 50% ownership in the Utz businesses as of the completion of the transaction. Please refer to the Investor FAQ on the Investor Relations portion of our site for more detail behind outstanding shares and warrants at https://s25.q4cdn.com/130011723/files/doc_presentations/2020/Utz-Brands-Share-Count-Detail-vF.pdf.

Acquisition of H.K. Anderson™

On September 29, 2020, Utz announced that it entered into a definitive agreement with Conagra Brands, Inc. (NYSE: CAG) to acquire certain assets of the H.K. Anderson business, a leading brand of peanut butter-filled pretzels. Utz closed this transaction on November 2, 2020 and the purchase price of less than $10 million was funded from current cash-on-hand. The acquisition enables Utz to jump-start its entry into the growing filled pretzel segment, leveraging the synergies of its salty snack platform. The acquisition is expected to contribute $12 million in net sales and $2 million in Adjusted EBITDA in FY 2021.

Fiscal Year 2020 Outlook

For full year 2020, the Company has increased its net sales and Adjusted EBITDA outlook versus what had been previously provided in the Business Combination investor presentations. For the purpose of this 2020 outlook change, the Company has assumed (i) the macroeconomic environment continues as it has for the last several months and (ii) there is no significant change on the Company from the impact of COVID-19. The guidance excludes any results from the H.K. Anderson acquisition, which closed on November 2, 2020.

For the 53-week fiscal year ending January 3, 2021, the Company is providing the following guidance:

•Net Sales growth of 10 – 11% versus 2019 Pro Forma Net Sales of $865.5 million, with the 53rd Week representing approximately two percentage points

•Adjusted EBITDA in the range of $129 to $132 million, including an estimated 53rd Week impact of approximately $3 million. This Adjusted EBITDA range excludes estimated unrealized cost synergies of approximately $4 million related to the Kennedy Endeavors and Kitchen Cooked acquisitions and estimated unrealized public company costs of $2M

•Net leverage ratio of approximately 3x at the end of FY 2020

•Full year capital expenditures of approximately $28 million

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 8:30 a.m. Eastern Time. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com/ to access the live listen-only webcast and presentation. Investors can also dial in over the phone by calling (833) 670-0764 from the U.S. and (343) 761-2595 internationally. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

A replay will be archived online, and is also available telephonically approximately two hours after the call concludes through Thursday, November 19, 2020, by dialing (800) 585-8367 from the U.S., or (416) 621-4642 from international locations, and entering confirmation code 9774119.

About Utz Brands, Inc.

Utz manufactures a diverse portfolio of savory snacks under popular brands including Utz®, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and Tortiyahs!®, among others.

After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally and internationally through grocery, mass merchant, club, convenience, drug and other channels. Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its investor relations website (https://investors.utzsnacks.com/investors/default.aspx), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Utz’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Utz’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Utz’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the risk that the recently completed Business Combination with Collier Creek Holdings disrupts plans and operations; the ability to recognize the anticipated benefits of such Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combination; changes in applicable law or regulations; costs related to the Business Combination; the inability of the Company to maintain the listing of the Company’s Class A Common Stock and public warrants on the New York

Stock Exchange; the inability of the Company to develop and maintain effective internal controls; the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in the Company’s products, which may be affected by the Company’s competitors’ actions that result in the Company’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 3, 2020. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Utz considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Utz cautions that the foregoing list of factors is not exclusive. Utz cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Investor Contacts
Chris Mandeville and Anna Kate Heller
ICR
utz@icrinc.com
203-682-8304

Media Contacts
Marie Espinel, Katie Lewis or Hannah Arnold
The LAKPR Group
mespinel@lakpr.com, klewis@lakpr.com or harnold@lakpr.com

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. We believe that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by the companies in this industry.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:

•Pro Forma Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of net sales (Adjusted Gross Profit Margin)
•Adjusted Selling and Administrative Expense
•Adjusted Selling and Administrative Expense as % of net sales
•Adjusted Net Income
•EBITDA
•Adjusted EBITDA

•Adjusted EBITDA as % of net sales (Adjusted EBITDA Margin)
•Further Adjusted EBITDA
•Further Adjusted EBITDA as % of Pro Forma net sales (Further Adjusted EBITDA Margin)
•Normalized Further Adjusted EBITDA

Pro Forma Net Sales is defined as Net Sales including the historical net sales relating to the Kennedy and Kitchen Cooked pre-acquisition periods from fiscal year 2019.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit margins on Net Sales.

Adjusted Selling and Administrative Expense is defined as all Selling and Administrative expense excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Selling and Administrative Expenses exclude the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted SG&A as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted SG&A margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisition of Kennedy Endeavors’, Kitchen Cooked, Inventure and Golden Flake. In addition, Adjusted Net Income is also adjusted to exclude certain non-cash items, such as those related to stock-based compensation, acquisition and integration costs, business transformation initiatives, and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

EBITDA is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release and financial information contained in the release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA margins on Net Sales.

Further Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA of Kennedy Endeavors, pre-acquisition Adjusted EBITDA of Kitchen Cooked, and pre-acquisition EBITDA of Collier Creek Holdings. We also report Further Adjusted EBITDA as a percentage of Pro Forma Net Sales as an additional measure to evaluate our Further Adjusted EBITDA margins on Pro Forma Net Sales. This definition does not include adjustments for estimated unrealized cost synergies, estimated unrealized public company costs or trade spend normalization, as reflected in Normalized Further Adjusted EBITDA.

Normalized Further Adjusted EBITDA is defined as Further Adjusted EBITDA including adjustments for estimated unrealized cost synergies related to the acquisition of Kennedy Endeavors, and Kitchen Cooked. In addition, Normalized Further Adjusted EBITDA also adjusts for estimated unrealized public company costs, and a one-time trade spend normalization adjustment at the end of 2019.

Management believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assists investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate the Company’s operations and, when considered with both the GAAP results and the reconciliation to the most comparable GAAP measures, provide a more complete understanding of the Company’s business than could be obtained absent this disclosure. The non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Management believes that the non-GAAP measures are important to have an understanding of the Company’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the fiscal periods ended September 27, 2020, August 28, 2020, and September 29, 2019
(In thousands, except share information)
(Unaudited)

	Successor	Predecessor		Predecessor
	From August 29, 2020 through September 27, 2020	From June 29, 2020 through August 28, 2020	For the 13 weeks ended September 29, 2019	From December 30, 2019 through August 28, 2020	For the 39 weeks ended September 29, 2019
Net sales	$79,372	$168,656	$199,628	$638,662	$566,472

Cost of goods sold	55,305	106,484	129,793	411,595	378,290

Gross profit	24,067	62,172	69,835	227,067	188,182

Selling and administrative expenses
Selling	16,859	33,648	40,490	131,579	113,950
Administrative	8,451	25,626	10,432	64,050	33,908

Total selling and administrative expenses	25,310	59,274	50,922	195,629	147,858

Gain on sale of assets
Gain (loss) on disposal of property, plant and equipment	5	(14)	4,790	79	5,806
Gain on sale of routes, net	59	233	1,179	1,264	6,419

Total gain on sale of assets	64	219	5,969	1,343	12,225

(Loss) income from operations	(1,179)	3,117	24,882	32,781	52,549

Other (expense) income
Interest expense	(1,818)	(7,029)	(12,617)	(26,659)	(38,012)
Other (expense) income	(2,323)	432	(921)	1,271	(1,125)

Other (expense) income, net	(4,141)	(6,597)	(13,538)	(25,388)	(39,137)

(Loss) income before taxes	(5,320)	(3,480)	11,344	7,393	13,412

Income tax (benefit) expense	(2,889)	1,344	1,021	3,973	2,787

Net (loss) income	(2,431)	(4,824)	10,323	3,420	10,625

Net loss (income) attributable to noncontrolling interest	2,320	—	(723)	—	(1,420)

Net (loss) income attributable to controlling interest	$(111)	$(4,824)	$9,600	$3,420	$9,205

Earnings per Class A Common stock: (in dollars)
Basic	$—
Diluted	$—

Weighted-average shares of Class A Common stock outstanding
Basic	59,369,050
Diluted	68,271,930

Other comprehensive gain (loss):

Interest rate swap	$252	$454	$912	$(7,463)	$—

Comprehensive income (loss)	$141	$(4,370)	$10,512	$(4,043)	$9,205

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
September 27, 2020 and December 29, 2019
(In thousands)

	Successor	Predecessor
	As of September 27, 2020	As of December 29, 2019
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$32,024	$15,053
Accounts receivable, less allowance of $0 and $1,353, respectively	123,236	106,816
Inventories, net	57,164	50,894
Prepaid expenses and other assets	8,431	4,563
Current portion of notes receivable	5,856	6,754
Total current assets	226,711	184,080

Non-current Assets
Property, plant and equipment, net	285,481	171,717
Goodwill	664,335	202,407
Intangible assets, net	854,909	184,014
Non-current portion of notes receivable	23,125	28,636
Other assets	6,918	7,693
Total non-current assets	1,834,768	594,467
Total assets	$2,061,479	$778,547

LIABILITIES AND EQUITY (DEFICIT)

Current Liabilities
Current portion of term debt	$740	$6,299
Current portion of other notes payable	7,909	7,984
Accounts payable	56,066	49,028
Accrued expenses and other	61,789	44,206
Total current liabilities	126,504	107,517

Non-current portion of term debt	410,711	633,826
Non-current portion of other notes payable	26,186	31,800
Non-current accrued expenses and other	60,641	19,633
Deferred tax liability	22,958	19,123
Total non-current liabilities	520,496	704,382
Total liabilities	647,000	811,899

Commitments and Contingencies

Equity (Deficit)
Members' equity (deficit)		(27,446)
Shares of Class A Common Stock (Successor), $0.0001 par value; 1,000,000,000 shares authorized; 59,369,050 shares issued and outstanding at September 27, 2020	6
Shares of Class V Common Stock (Successor), $0.0001 par value; 61,249,000 shares authorized, issued and outstanding at September 27, 2020	6
Additional paid-in capital (Successor)	479,028
Accumulated deficit (Successor)	(10,172)
Accumulated other comprehensive income	252	1,408
Total stockholders’ equity and members’ equity (deficit)	469,120	(26,038)
Noncontrolling interest	945,359	(7,314)
Total equity (deficit)	1,414,479	(33,352)
Total liabilities and equity (deficit)	$2,061,479	$778,547

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the fiscal periods ended September 27, 2020, August 28, 2020, and September 29, 2019
(In thousands)
(Unaudited)

	Successor	Predecessor	Predecessor
	From August 29, 2020 through September 27, 2020	From December 30, 2019 through August 28, 2020	For the 39 weeks ended September 29, 2019
Cash flows from operating activities
Net (loss) income	$(2,431)	$3,420	$10,625
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,538	24,055	20,589
Amortization of step-up of inventory	5,795	—	—
Gain on disposal of property and equipment	(5)	(79)	(5,806)
Gain on sale of routes	(59)	(1,264)	(6,419)
Stock based compensation	1,058	—	—
Loss on debt extinguishment	2,500	—	—
Deferred taxes	(752)	3,583	2,787
Deferred financing costs	—	1,742	1,557
Changes in assets and liabilities:
Accounts receivable, net	(3,929)	(11,786)	(10,884)
Inventories, net	904	(6,883)	(951)
Prepaid expenses and other assets	(2,131)	(3,456)	972
Accounts payable and accrued expenses and other	(34,236)	21,295	(8,385)
Net cash (used in) provided by operating activities	(27,748)	30,627	4,085

Cash flows from investing activities
Acquisition of Utz Brands Holdings, LLC, net of cash acquired	(185,467)	—	—
Acquisitions, net of cash acquired	—	(8,816)	—
Purchases of property and equipment	(2,972)	(11,828)	(13,245)
Purchases of intangibles	—	(650)	—
Proceeds on sale of property and equipment	62	615	11,474
Proceeds from sale of routes	8	2,774	2,311
Proceeds on the sale of IO notes	—	—	31,916
Notes receivable, net	(132)	(3,611)	(5,209)
Net cash (used in) provided by investing activities	(188,501)	(21,516)	27,247

Cash flows from financing activities
Borrowings on term debt and notes payable	—	2,650	—
Repayments on term debt and notes payable	(239,370)	(6,686)	(5,218)
Distributions to members	—	(6,415)	(8,819)
Distribution to noncontrolling interest	(29)	—	(1,899)
Net cash used in financing activities	(239,399)	(10,451)	(15,936)

Net (decrease) increase in cash and cash equivalents	(455,648)	(1,340)	15,396

Cash and cash equivalents at beginning of period	487,672	15,053	6,914

Cash and cash equivalents at end of period	$32,024	$13,713	$22,310

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
Summary Table	27-Sep-20	29-Sep-19	27-Sep-20	29-Sep-19
(dollars in millions)	(Combined Successor and Predecessor)	(Predecessor)	(Combined Successor and Predecessor)	(Predecessor)
Net Sales	$248.0	$199.6	$718.0	$566.4
Pro Forma Net Sales	248.0	231.3	718.0	653.3
Adjusted Gross Profit	99.2	73.6	274.9	199.6
Adjusted Gross Profit as a % of Net Sales	40.0%	36.9%	38.3%	35.2%
Pro Forma Adjusted Gross Profit	99.2	85.3	274.9	230.7
Pro Forma Adjusted Gross Profit as a % of Pro Forma Net Sales	40.0%	36.9%	38.3%	35.3%

Adjusted EBITDA	38.2	27.3	100.0	69.9
Adjusted EBITDA as a % of Net Sales	15.4%	13.7%	13.9%	12.3%
Further Adjusted EBITDA (1)	38.2	31.4	100.0	79.4
Further Adjusted EBITDA as % of Pro Forma Net Sales	15.4%	13.6%	13.9%	12.2%

(1) Does not include adjustments for estimated unrealized cost synergies, estimated unrealized public company costs or trade spend normalization.

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
Net Sales and Pro Forma Net Sales	27-Sep-20	29-Sep-19	27-Sep-20	29-Sep-19
(dollars in millions)	(Combined Successor and Predecessor)	(Predecessor)	(Combined Successor and Predecessor)	(Predecessor)
Net Sales	$248.0	$199.6	$718.0	$566.4
Conagra DSD Snacks (Kennedy) Pre-Acquisition Net Sales	—	29.5	—	80.6
Kitchen Cooked Pre-Acquisition Net Sales	—	2.2	—	6.3
Pro Forma Net Sales	$248.0	$231.3	$718.0	$653.3

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
Gross Profit, Adjusted Gross Profit and PF Adj Gross Profit	27-Sep-20	29-Sep-19	27-Sep-20	29-Sep-19
(dollars in millions)	(Combined Successor and Predecessor)	(Predecessor)	(Combined Successor and Predecessor)	(Predecessor)
Gross Profit	$86.2	$69.8	$251.1	$188.1
Depreciation and Amortization	13.0	3.8	23.8	11.5
Adjusted Gross Profit	99.2	73.6	274.9	199.6
Depreciation and Amortization	(13.0)	(3.8)	(23.8)	(11.5)
Conagra DSD Snacks (Kennedy) Pre-Acquisition Gross Profit	—	9.8	—	25.7
Kitchen Cooked Pre-Acquisition Gross Profit	—	1.4	—	3.9
Pro Forma Gross Profit	86.2	81.0	251.1	217.7
Depreciation and Amortization	13.0	3.8	23.8	11.5
Conagra DSD Snacks (Kennedy) Pre-Acquisition Depreciation and Amortization	—	0.5	—	1.5
Pro Forma Adjusted Gross Profit	$99.2	$85.3	$274.9	$230.7

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
Adjusted Selling and Administrative Expense	27-Sep-20	29-Sep-19	27-Sep-20	29-Sep-19
(dollars in millions)	(Combined Successor and Predecessor)	(Predecessor)	(Combined Successor and Predecessor)	(Predecessor)
Selling and Administrative Expense	$84.6	$50.9	$221.0	$147.9
Depreciation and Amortization in Selling and Administrative Expense	(4.5)	(3.1)	(11.6)	(9.1)
Non-Cash, and/or Non-recurring Adjustments	(19.4)	(3.9)	(32.9)	(14.1)
Adjusted Selling and Administrative Expense	60.7	43.9	176.5	124.7
Conagra DSD Snacks (Kennedy) Pre-Acquisition Selling and Administrative Expense	—	6.6	—	18.9
Kitchen Cooked Pre-Acquisition Selling and Administrative Expense	—	1.4	—	3.9
Pro Forma Adjusted Selling and Administrative Expense	$60.7	$51.9	$176.5	$147.5
Pro Forma Adjusted Selling and Administrative Expense as % of Pro Forma Net Sales	24.5%	22.4%	24.6%	22.6%

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
EBITDA, Adjusted EBITDA, Further Adjusted EBITDA and Normalized Further Adjusted EBITDA	27-Sep-20	29-Sep-19	27-Sep-20	29-Sep-19
(dollars in millions)	(Combined Successor and Predecessor)	(Predecessor)	(Combined Successor and Predecessor)	(Predecessor)
Net Income (Loss)	$(7.3)	$10.3	$1.0	$10.6
Plus non-GAAP adjustments:
Income Tax (Benefit) or Expense	(1.5)	1.0	1.1	2.8
Depreciation and Amortization	17.4	6.8	35.3	20.6
Interest Expense, Net	8.8	12.6	28.5	38.0
Interest Income (IO loans)	(0.6)	(0.8)	(1.7)	(2.8)
EBITDA	16.8	29.9	64.2	69.2
Certain Non-Cash Adjustments	(4.5)	0.4	(1.7)	1.9
Acquisition and Integration	22.3	(3.7)	31.4	(2.2)
Business Transformation Initiatives	1.1	0.6	3.5	0.8
Financing-Related Costs	2.5	0.1	2.6	0.2
Adjusted EBITDA	38.2	27.3	100.0	69.9
Adjusted EBITDA as a % of Net Sales	15.4%	13.7%	13.9%	12.3%

Conagra DSD Snacks (Kennedy) Pre-Acquisition EBITDA	—	4.0	—	9.2
Kitchen Cooked Pre-Acquisition Adjusted EBITDA	—	0.1	—	0.3
Further Adjusted EBITDA	38.2	31.4	100.0	79.4
Further Adjusted EBITDA as % of Pro Forma Net Sales	15.4%	13.6%	13.9%	12.2%

Trade Spend/Packaging Normalization	—	0.1	—	0.5
Acquisition Synergies	0.8	1.8	3.7	5.3
Public Company Costs	(0.6)	(0.8)	(2.0)	(2.3)
Normalized Further Adjusted EBITDA	$38.4	$32.5	$101.7	$82.9
Normalized Further Adjusted EBITDA as % of Pro Forma Net Sales	15.5%	14.1%	14.2%	12.7%

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
Adjusted Net Income	27-Sep-20	29-Sep-19	27-Sep-20	29-Sep-19
(dollars in millions)	(Combined Successor and Predecessor)	(Predecessor)	(Combined Successor and Predecessor)	(Predecessor)
Net Income (Loss)	$(7.3)	$10.3	$1.0	$10.6

Depreciation and Amortization	17.4	6.8	35.3	20.6
Non-Acquisition Related Depreciation and Amortization	(6.3)	(4.8)	(19.2)	(14.4)
Acquisition Step-Up Depreciation and Amortization:	11.1	2.0	16.1	6.2

Certain Non-Cash Adjustments	(4.5)	0.4	(1.7)	1.9
Acquisition and Integration	22.3	(3.7)	31.4	(2.2)
Business and Transformation Initiatives	1.1	0.6	3.5	0.8
Financing-Related Costs	2.5	0.1	2.6	0.2
Other Non-Cash and/or Non-Recurring Adjustments	21.4	(2.6)	35.8	0.7
Income Tax-Rate Adjustment (1)	(7.3)	(1.2)	(11.0)	(1.2)
Adjusted Net Income	$17.9	$8.5	$41.9	$16.3

(1) Income Tax Rate Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by an effective cash tax rate of approximately 23%, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Income (Loss). The effective cash tax rate includes corporate income tax payments plus non-resident withholding and tax distributions, which are considered equivalent to tax.